Exhibit 99.1

Allscripts Announces Third Quarter 2020 Results

  Third quarter operating margin and Adjusted EBITDA margin increased both year-over-year and sequentially
  GAAP EPS of $0.00; 18% year-over-year growth in non-GAAP diluted EPS to $0.20
  Generated $53 million of operating cash flow and $27 million of free cash flow in the third quarter

CHICAGO--(BUSINESS WIRE)--October 29, 2020--Allscripts Healthcare Solutions, Inc. (Nasdaq: MDRX) (Allscripts) announced its financial results for the three and nine months ended September 30, 2020.

Bookings(1) were $187 million in the third quarter of 2020. This result compares with $236 million in the third quarter of 2019. Contract revenue backlog totaled $4.4 billion as of September 30, 2020.

Third quarter 2020 revenue was $402 million compared with $444 million in the third quarter of 2019.

On a GAAP basis in the third quarter of 2020 income from operations was $9 million and included $13 million of severance and other restructuring charges primarily related to the Company’s cost reduction actions executed during the quarter. GAAP income from operations in the third quarter of 2019 was $3 million and included $16 million of restructuring and other charges. Non-GAAP income from operations in the third quarter of 2020 was $49 million compared with $44 million in the third quarter of 2019.

GAAP net income in the third quarter of 2020 totaled $1 million compared with net loss of $6 million in the third quarter of 2019. Non-GAAP net income in the third quarter of 2020 was $33 million compared with $28 million in the third quarter of 2019.

GAAP earnings per share in the third quarter of 2020 was $0.00 compared with loss per share of $0.03 in the third quarter of 2019. Non-GAAP diluted earnings per share in the third quarter of 2020 were $0.20 compared with $0.17 in the third quarter of 2019.

Adjusted EBITDA totaled $81 million in the third quarter of 2020, compared with $74 million in the third quarter of 2019.

Stock repurchases totaled $46 million in the third quarter of 2020.

“Allscripts saw continued success in the third quarter as we managed through a challenging time for our clients while remaining focused on delivering innovative solutions and improving profitability across the business,” commented Paul M. Black, Allscripts Chief Executive Officer. “I am pleased with our execution even as the typically seasonally weaker third quarter was impacted by challenges related to the ongoing pandemic. Our successful margin improvement initiatives delivered increased earnings and cash flow in this uncertain environment. We expect that our agreement to sell CarePort and the sale of EPSi will create heightened focus on our core business while providing significant capital to reduce leverage and return cash to shareholders.”

Conference Call

Allscripts will conduct a conference call today, Thursday, October 29th, 2020, at 4:30 PM Eastern Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13710937.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13710937.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1)

Bookings have been determined on a continuing operations basis and reflect the value of executed contracts for software, hardware, other client services, private-cloud hosting services, outsourcing and subscription-based services.

NOTE: All percentage changes described within this press release are calculated from full dollar amounts as illustrated in the accompanying financial statements and Allscripts Supplemental Financial Data Workbook, posted on the Investor Relations website. Rounding differences may occur when individually calculating percentages or totals from rounded amounts included within the press release body compared to full dollar amounts in the tables.

About Allscripts

Allscripts (Nasdaq: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2020 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding profitability initiatives, the pending sale of CarePort and plans to reduce leverage and return capital to shareholders. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ significantly from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance or events. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the timing or ultimate completion of the sale of our CarePort business, as the transaction is subject to certain closing conditions, including the expiration or termination of the waiting period under U.S. antitrust laws; our use of the proceeds from the sale of our EPSi business and the contemplated sale of our CarePort business; our ability to achieve the margin targets associated with our margin improvement initiatives within the contemplated time periods, if at all; the magnitude, severity and duration of the COVID-19 pandemic, including the impacts of the pandemic, along with the impacts of our responses and the responses by governments and other businesses to the pandemic, on our business, our employees, our clients and our suppliers; the failure by Practice Fusion to comply with the terms of its settlement agreements with the U.S. Department of Justice (the “DOJ”); the costs and burdens of compliance by Practice Fusion with the terms of its settlement agreements with the DOJ; additional investigations and proceedings from governmental entities or third parties other than the DOJ related to the same or similar conduct underlying the DOJ’s investigations into Practice Fusion’s business practices; our ability to recover from third parties (including insurers) any amounts required to be paid in connection with Practice Fusion’s settlement agreements with the DOJ and related inquiries; the expected financial results of businesses acquired by us; the successful integration of businesses recently acquired by us; the anticipated and unanticipated expenses and liabilities related to businesses acquired by us, including the civil investigation by the U.S. Attorney’s Office involving our Enterprise Information Solutions business (the “EIS business”); security breaches resulting in unauthorized access to our or our clients’ computer systems or data, including denial-of-services, ransomware or other Internet-based attacks; our failure to compete successfully; consolidation in our industry; current and future laws, regulations and industry initiatives; increased government involvement in our industry; the failure of markets in which we operate to develop as quickly as expected; our or our customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of our sales, services and support organizations; market acceptance of our products and services; the unpredictability of the sales and implementation cycles for our products and services; our ability to manage future growth; our ability to introduce new products and services; our ability to establish and maintain strategic relationships; the performance of our products; our ability to protect our intellectual property rights; the outcome of legal proceedings involving us; our ability to hire, retain and motivate key personnel; performance by our content and service providers; liability for use of content; price reductions; our ability to license and integrate third-party technologies; our ability to maintain or expand our business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; our ability to maintain proper and effective internal controls; and asset and long-term investment impairment charges. Additional information about these and other risks, uncertainties, and factors affecting our business is contained in our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Allscripts Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$218.7	$129.6
Restricted cash	$6.2	$7.9
Accounts receivable, net	$381.9	$459.8
Contract assets	$101.3	$96.0
Prepaid expenses and other current assets	$135.9	$148.0
Assets held for sale	$104.8	$0.0
Total current assets	$948.8	$841.3
Fixed assets, net	$70.0	$88.3
Software development costs, net	$241.7	$243.9
Intangible assets, net	$329.0	$374.1
Goodwill	$1,287.2	$1,362.0
Deferred taxes, net	$5.9	$5.7
Contract assets - long-term	$42.8	$67.6
Right-of-use assets - operating leases	$102.2	$98.0
Other assets	$118.7	$124.8
Total assets	$3,146.3	$3,205.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53.6	$104.0
Accrued expenses	$166.2	$270.7
Accrued compensation and benefits	$97.5	$68.6
Deferred revenue	$339.3	$379.8
Current maturities of long-term debt	$48.3	$364.5
Current operating lease liabilities	$22.3	$23.1
Liabilities held for sale	$17.5	$0.0
Total current liabilities	$744.7	$1,210.7
Long-term debt	$1,026.0	$551.0
Deferred revenue	$11.6	$12.3
Deferred taxes, net	$24.5	$21.0
Long-term operating lease liabilities	$98.9	$95.2
Other liabilities	$32.2	$30.3
Total liabilities	$1,937.9	$1,920.5
Total stockholders’ equity	$1,208.4	$1,285.2
Total liabilities and stockholders’ equity	$3,146.3	$3,205.7

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Software delivery, support and maintenance	$250.6	$284.4	$770.2	$844.9
Client services	151.5	159.8	454.8	475.8
Total revenue	402.1	444.2	1,225.0	1,320.7
Cost of revenue:
Software delivery, support and maintenance	75.4	83.4	225.9	248.5
Client services	131.9	156.2	420.2	452.2
Amortization of software development and acquisition-related assets (a)	33.2	29.3	95.9	86.5
Total cost of revenue	240.5	268.9	742.0	787.2
Gross profit	161.6	175.3	483.0	533.5
Selling, general and administrative expenses	97.2	101.1	309.1	306.9
Research and development	48.5	63.9	158.9	191.6
Impairments (recovery)	0.2	0.2	0.2	4.0
Amortization of intangible and acquisition-related assets	6.3	6.9	19.3	20.4
Income (loss) from operations	9.4	3.2	(4.5)	10.6
Interest expense and other, net (b)	(7.3)	(10.0)	(31.2)	(175.1)
Recovery (impairment) on long-term investments	(1.0)	0.0	(1.6)	1.0
Equity in net income (loss) of unconsolidated investments	0.4	0.3	17.4	0.5
Income (loss) before income taxes	1.5	(6.5)	(19.9)	(163.0)
Income tax (provision) benefit	(1.0)	0.8	(7.5)	(0.6)
Net income (loss)	0.5	(5.7)	(27.4)	(163.6)
Net (income) loss attributable to non-controlling interest	0.0	0.0	0.0	0.4
Net Income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders	$0.5	($5.7)	($27.4)	($163.2)

Income (loss) earnings per share - basic	$0.00	($0.03)	($0.17)	($0.97)
Income (loss) earnings per share - diluted	$0.00	($0.03)	($0.17)	($0.97)

Weighted average common shares outstanding:
Basic	161.1	166.4	162.1	167.6
Diluted	163.3	166.4	162.1	167.6

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$24.6	$20.1	$70.2	$59.3
Amortization of acquisition-related intangible assets	8.6	9.2	25.7	27.2
Total amortization of software development and acquisition-related assets	$33.2	$29.3	$95.9	$86.5

(b) Interest expense and other, net are comprised of the following for the periods presented:

Non-cash charges to interest expense	$1.3	$3.4	$10.9	$10.0
Interest expense	5.7	6.7	17.8	19.3
Amortization of discounts and debt issuance costs	0.7	0.7	2.5	2.1
Other (income) loss, net	(0.4)	(0.8)	0.0	143.7
Total interest expense and other, net	$7.3	$10.0	$31.2	$175.1

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$0.5	($5.7)	($27.4)	($163.6)
Non-cash adjustments to net income (loss):
Depreciation and amortization	49.2	51.7	153.7	152.3
Operating right-to-use asset amortization	5.2	5.7	16.1	16.7
Stock-based compensation expense	8.8	7.8	25.9	29.6
Deferred Taxes	(0.2)	(1.6)	2.9	(3.1)
Asset impairment charges	0.2	0.2	0.2	4.0
Impairment (recovery) of long-term investments	1.0	0.0	1.6	(1.0)
Other (income) loss, net	(1.1)	0.3	(18.2)	2.1
Total non-cash adjustments to net income (loss)	63.1	64.1	182.2	200.6
Cash impact of changes in operating assets and liabilities:
Assets	31.6	29.0	68.5	54.5
Liabilities	(26.6)	(51.6)	(62.7)	(172.6)
Accrued DOJ settlement	(15.7)	0.0	(88.7)	145.0
Total cash impact of changes on operating assets and liabilities	(10.7)	(22.6)	(82.9)	26.9
Net cash provided by (used in) operating activities - continuing operations	52.9	35.8	71.9	63.9
Net cash provided by (used in) operating activities - discontinued operations	0.0	0.0	0.0	(30.0)
Net cash provided by (used in) operating activities	52.9	35.8	71.9	33.9
Cash flows from investing activities:
Capital expenditures	(3.0)	(4.1)	(7.9)	(13.5)
Capitalized software	(22.7)	(31.0)	(78.0)	(86.2)
Sales (purchases) of equity securities in partner entities, business acquisitions, net of cash acquired and other investments	1.6	(17.7)	21.0	(30.6)
Other proceeds from investing activities	0.0	0.0	0.0	0.0
Net cash provided by (used in) investing activities	(24.1)	(52.8)	(64.9)	(130.3)
Cash flows from financing activities:
Taxes paid related to net share settlement of equity awards	0.0	(0.1)	(5.5)	(6.8)
Repayment of Convertible Senior Notes	(345.0)	0.0	(352.3)	0.0
Payments for issuance costs on 0.875% Convertible Senior Notes	0.0	0.0	(0.8)	0.0
Credit facility payments	(7.5)	(5.0)	(175.0)	(15.0)
Credit facility borrowings, net of issuance costs	388.6	69.2	673.6	249.2
Repurchase of common stock	(45.6)	(37.1)	(55.3)	(102.2)
Repurchase of unsettled common stock	0.0	(9.3)	0.0	(9.3)
Payment of acquisition and other financing obligations	0.0	(9.9)	(4.4)	(11.5)
Purchases of subsidiary shares owned by non-controlling interest	0.0	0.0	0.0	(54.0)
Net cash provided by (used in) financing activities	(9.5)	7.8	80.3	50.4
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.2)	0.1	(0.1)
Net increase (decrease) in cash and cash equivalents	19.7	(9.4)	87.4	(46.1)
Cash, cash equivalents and restricted cash, beginning of period	205.2	148.1	137.5	184.8
Cash, cash equivalents and restricted cash, end of period	$224.9	$138.7	$224.9	$138.7

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total revenue, as reported	$402.1	$444.2	$1,225.0	$1,320.7
Acquisition-related deferred revenue adjustments	0.0	0.4	0.0	1.5
Total non-GAAP revenue	$402.1	$444.6	$1,225.0	$1,322.2

Gross profit, as reported	$161.6	$175.3	$483.0	$533.5
Acquisition-related deferred revenue adjustments	0.0	0.4	0.0	1.5
Acquisition-related amortization	8.6	9.2	25.7	27.2
Stock-based compensation expense	1.8	1.1	4.6	4.5
Restructuring and other	(0.1)	6.0	2.9	8.2
Total non-GAAP gross profit	$171.9	$192.0	$516.2	$574.9

Income (loss) from operations, as reported	$9.4	$3.2	($4.5)	$10.6
Acquisition-related deferred revenue adjustments	0.0	0.4	0.0	1.5
Acquisition-related amortization	14.9	16.1	45.0	47.6
Stock-based compensation expense	10.7	8.5	29.4	32.5
Impairments (recovery)	0.2	0.2	0.2	4.0
Restructuring and other	13.3	15.7	50.0	34.4
Total non-GAAP income from operations	$48.5	$44.1	$120.1	$130.6

Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	$0.5	($5.7)	($27.4)	($163.6)
Net (income) loss attributable to non-controlling interest	0.0	0.0	0.0	0.4
Income (loss), net of tax	$0.5	($5.7)	($27.4)	($163.2)
Acquisition-related deferred revenue adjustments	0.0	0.4	0.0	1.5
Acquisition-related amortization	14.9	16.1	45.0	47.6
Stock-based compensation expense	10.7	8.5	29.4	32.5
Restructuring and other	13.3	15.6	50.0	179.0
Non-cash charges to interest expense and other	1.5	3.4	13.1	10.3
Impairments (recovery)	1.2	0.2	1.8	3.0
Equity in net loss (income) of unconsolidated investments	(0.4)	(0.3)	(17.4)	(0.5)
Tax rate alignment	(9.2)	(9.8)	(17.0)	(25.9)
Non-GAAP net (income)/loss attributable to non-controlling interest	0.0	0.0	0.0	(0.3)
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$32.5	$28.4	$77.5	$84.0

Non-GAAP effective tax rate	24%	24%	24%	24%

Weighted shares outstanding - basic	161.1	166.4	162.1	167.6
Weighted shares outstanding - diluted	163.3	167.9	163.7	169.6

GAAP Income (loss) earnings per share - basic	$0.00	($0.03)	($0.17)	($0.97)
Non-GAAP Income (loss) earnings per share - diluted	$0.20	$0.17	$0.47	$0.50

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss), as reported	$0.5	($5.7)	($27.4)	($163.6)
Plus:
Interest expense and other, net (a)	5.3	5.9	17.5	18.0
Depreciation and amortization	49.2	51.7	153.7	152.3
Equity in net (income) loss of unconsolidated investments	(0.4)	(0.3)	(17.4)	(0.5)
Tax provision/(benefit)	1.0	(0.8)	7.5	0.6
EBITDA	$55.6	$50.8	$133.9	$6.8
Plus:
Acquisition-related deferred revenue adjustments	0.0	0.4	0.0	1.5
Stock-based compensation expense	10.7	8.5	29.4	32.5
Restructuring and other	13.3	14.1	50.0	177.5
Impairments (recovery)	1.2	0.2	1.8	3.0
Adjusted EBITDA	$80.8	$74.0	$215.1	$221.3

Adjusted EBITDA margin (b)	20.1%	16.6%	17.6%	16.7%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% and .875% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by non-GAAP revenue.

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents non-GAAP revenue, gross profit, gross margin, operating expense, income from operations, Adjusted EBITDA, Adjusted EBITDA margin, effective income tax rate, net income, diluted earnings per share and free cash flow, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definitions of non-GAAP financial measures are presented below:

  Non-GAAP revenue consists of GAAP revenue, as reported, and adds back recognized deferred revenue from the EIS business, Practice Fusion, HealthGrid, NantHealth’s provider/patient solutions business and non-material consolidated affiliates that is eliminated for GAAP purposes due to purchase accounting adjustments. Reconciliations to GAAP revenue are found in Table 4 within this press release.
  Non-GAAP gross profit consists of GAAP gross profit, as reported, and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense and restructuring and other costs. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue in the applicable period. Reconciliations to GAAP gross profit are found in Table 4 within this press release.
  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes restructuring and other costs and stock-based compensation expense recorded to SG&A and R&D. Reconciliations to GAAP operating expense are found in Table 4 within this press release.
  Non-GAAP income from operations consists of GAAP income (loss) from operations, as reported, and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense, impairment charges and restructuring and other costs. Reconciliations to GAAP income (loss) from operations are found in Table 4 within this press release.
  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income/(loss), as reported, and adjusts for: acquisition-related deferred revenue adjustments; depreciation and amortization; stock-based compensation expense; restructuring and other costs; impairment charges; gain on sale of businesses, net; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit). Reconciliations to GAAP net income/(loss) are found in Table 5 within this press release.
  Adjusted EBITDA margin is a non-GAAP measure that is calculated by dividing Adjusted EBITDA by non-GAAP revenue. See the reconciliations in Table 4 within this press release with respect to non-GAAP revenue and in Table 5 within this press release with respect to Adjusted EBITDA.
  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate and adjustments for permanent differences.
  Non-GAAP net income consists of GAAP net income/(loss), as reported, and adds back acquisition-related deferred revenue adjustments; acquisition-related amortization; stock-based compensation expense; restructuring and other costs; non-cash charges to interest expense and other; impairment charges and equity in net earnings of unconsolidated investments. Non-GAAP net income also includes a GAAP to non-GAAP tax rate alignment adjustment.
  Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc. is a non-GAAP measure and consists of non-GAAP net income, as described above, with an adjustment to reduce non-GAAP net income for the percentage of non-controlling interest outside Allscripts ownership position. Reconciliations to GAAP net income/(loss) attributable to Allscripts Healthcare Solutions, Inc. are found in Table 4 within this press release.
  Non-GAAP diluted earnings per share consist of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted during the applicable period.
  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs, including those incurred by businesses presented as discontinued operations. In the third quarter of 2020, cash flows provided by operating activities were $52.9 million. Cash flows provided by operating activities less capital expenditures of $3.0 million and capitalized software costs of $22.7 million resulted in free cash flow of $27.2 million in the third quarter of 2020.

Acquisition-Related Deferred Revenue Adjustments. Deferred revenue adjustments include acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenue acquired in a business acquisition. The fair value of acquired deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Allscripts adds back acquisition-related deferred revenue adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income, and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods because of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Impairments (recovery). Impairment charges reflect the write-off of the book value of certain fixed assets that resulted from consolidating business functions and data centers and non-cash impairment charges associated with long-term investments based on management’s assessment of the likelihood of near-term recovery of the investments’ value.

Restructuring and Other Costs. Restructuring and other costs relate to certain legal proceedings and investigations, consulting, severance, incentive compensation and other charges incurred in connection with activities that are considered not reflective of our core business.

Allscripts excludes restructuring and other costs, in whole or in part, from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense include the amortization of the fair value of the conversion option embedded in the 1.25 percent Cash Convertible Notes and 0.875 percent Convertible Notes issued by Allscripts during the second quarter of 2013 and fourth quarter of 2019, respectively.

Equity in Net loss (income) of Unconsolidated Investments. Equity in net loss (income) of unconsolidated investments represents Allscripts share of the equity earnings of our investments in third parties accounted for under the equity method, including the amortization of cost basis adjustments.

Tax Rate Alignment. Tax rate alignment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, gross margin, operating expense, income from operations, effective income tax rate, net income, diluted earnings per share, Adjusted EBITDA, Adjusted EBITDA margin and free cash flow provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments and restructuring and other costs made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein.

Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, operating expense, operating income, net income, earnings per share, Adjusted EBITDA and/or Adjusted EBITDA margin to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income, net income, diluted earnings per share Adjusted EBITDA and Adjusted EBITDA margin are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the definitions and reconciliations of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

Contacts

Investors:
Stephen Shulstein
312-386-6735
stephen.shulstein@allscripts.com

Media:
Concetta Rasiarmos
312-447-2466
concetta.rasiarmos@allscripts.com